Dated as of November 24, 2015

CANADIAN PACIFIC RAILWAY LIMITED
as Guarantor and
CANADIAN PACIFIC RAILWAY COMPANY
as Issuer

and

THE BANK OF NEW YORK MELLON
as Trustee

SECOND SUPPLEMENTAL INDENTURE

to the TRUST INDENTURE
Dated as of July 15, 1991

TABLE OF CONTENTS

Page

1.	INTERPRETATIONS AND AMENDMENTS 2

1.1	Second Supplemental Indenture 2

1.2	Definitions in Second Supplemental Indenture 2

1.3	Interpretation not Affected by Headings 2

2.	GUARANTEE 2

2.1	Agreement to Guarantee 2

2.2	Execution and Delivery 3

2.3	Release of Guarantee 3

3.	GENERAL 4

3.1	Effectiveness 4

3.2	Effect of Recitals 4

3.3	Ratification of Original Indenture 4

3.4	Limitation on Liability 4

3.5	Jurisdiction 4

3.6	Governing Law 4

3.7	Severability 5

3.8	Acceptance of Trust 5

3.9	Counterparts and Formal Date 5

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of November 24, 2015 between CANADIAN PACIFIC RAILWAY LIMITED, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the “Guarantor”), CANADIAN PACIFIC RAILWAY COMPANY (f.k.a. Canadian Pacific Limited), a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the “Issuer”), and THE BANK OF NEW YORK MELLON (as successor in interest to Harris Trust and Savings Bank), a banking corporation duly organized and existing under the laws of the State of New York, having an office in the City of New York, in the State of New York (the “Trustee”).

RECITALS OF THE ISSUER AND THE GUARANTOR

WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of July 15, 1991 (as supplemented, the “Original Indenture”). Section 901(2) of the Original Indenture provides that the Issuer and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to add to the covenants of the Issuer for the benefit of the Holders of all or any series of the Securities.

WHEREAS, the Issuer and the Trustee have heretofore executed one supplemental indenture to the Original Indenture.

WHEREAS, pursuant to the Officers’ Certificate dated as of July 18, 1991, the Issuer has heretofore established the following series of Securities: the Series 1 Securities, designated as the 9.450% Debentures due August 1, 2021, initially limited to the aggregate principal amount of U.S.$250,000,000 (the “Debentures”).

WHEREAS, the foregoing series of Debentures constitute all of the issued and outstanding series of Securities issued pursuant to the Original Indenture as of the date hereof.

WHEREAS, the Guarantor desires to fully and unconditionally guarantee the Debentures (the “Guarantee”), and to provide therefor, the Guarantor has duly authorized the execution and delivery of this Second Supplemental Indenture.

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture. The Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Original Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Second Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE
WITNESSETH: it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the Debentures, as follows:

1.	INTERPRETATIONS AND AMENDMENTS

1.2	Second Supplemental Indenture

As used herein “Second Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Second Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

1.2	Definitions in Second Supplemental Indenture

All terms contained in this Second Supplemental Indenture which are defined in the Original Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, unless the context otherwise specifies or requires.

1.3	Interpretation not Affected by Headings

The division of this Second Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Second Supplemental Indenture.

2.	GUARANTEE

2.1	Agreement to Guarantee

The Guarantor hereby fully and unconditionally guarantees to each Holder of Debentures, the due and punctual payment of the principal of, premium, if any, and interest on the Debentures, the due and punctual payment of any sinking fund or analogous payments that may be payable with respect to such Debentures, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee. In case of the failure of the Issuer punctually to make any such payment of principal, premium, if any, or interest, or any such sinking fund or analogous payment that may be payable with respect to the Debentures, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Debentures, the Original Indenture or this Second Supplemental Indenture, any failure to enforce the provisions of the Debentures, the Original Indenture or this Second Supplemental Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto or hereto, by the Holder of the Debentures or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the

Guarantor, increase the principal amount of the Debentures, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to the Debentures or the indebtedness evidenced thereby, or with respect to any sinking fund or analogous payment that may be payable with respect to the Debentures and all demands whatsoever, and covenants that its obligations under this Section 2.1 will not be discharged except by payment in full of the principal of, premium, if any, and interest on.

The Guarantor shall be subrogated to all rights of each Holder of the Debentures, the Trustee and any Paying Agent against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Section 2.1; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Debentures of the same series issued under the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee, and any sinking fund or analogous payments with respect to such Debentures shall have been paid in full.

Any term or provision of the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee, and this Second Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Debentures guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Second Supplemental Indenture, the Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Original Indenture, including, without limitation, Section 607 of the Original Indenture, shall apply to the Guarantor and that the Guarantor and the Issuer, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Original Indenture, including, without limitation, Section 607 of the Original Indenture.

2.2	Execution and Delivery

To evidence its Guarantee set forth in Section 2.1 hereof, the Guarantor hereby agrees that this Second Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Debentures.

2.3	Release of Guarantee

The Guarantor will be released and relieved of its obligations under the Guarantee in respect of any series of the Debentures, and such Guarantee will be terminated, upon receipt by the Trustee of a Corporation Order (without the consent of the Trustee) requesting such release, upon (i) satisfaction and discharge of the Original Indenture or (ii) defeasance or covenant defeasance with respect to any series of the Debentures , in each case, under the terms of the Original Indenture. At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

3.	GENERAL

3.1	Effectiveness

This Second Supplemental Indenture will become effective upon its execution and delivery.

3.2	Effect of Recitals

The recitals contained herein, shall be taken as the statements of the Issuer and the Guarantor, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and to perform its obligations under the Original Indenture and hereunder and that the statements made by it or to be made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Issuer are true and accurate as of the date thereof.

3.3	Ratification of Original Indenture

The Original Indenture as supplemented by this Second Supplemental Indenture is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

3.4	Limitation on Liability

The Trustee shall act at the direction of the requisite Holders without liability.

3.5	Jurisdiction

Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in the State of New York in connection with any action, suit or other proceeding arising out of or relating to this Second Supplemental Indenture or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

3.6	Governing Law

This Second Supplemental Indenture (including the Guarantee provided herein), and the Original Indenture as supplemented hereby shall be governed by and construed in accordance with the laws of the State of New York.

3.7	Severability

In case any provision in this Second Supplemental Indenture (including the

Guarantee provided herein) or in the Original Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.8	Acceptance of Trust

The Trustee hereby accepts the trusts in this Second Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein before set forth in trust for the various Persons who shall from time to time be Holders subject to all the terms and conditions herein set forth.

3.9	Counterparts and Formal Date

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first above written.
IN WITNESS WHEREOF the parties hereto have executed this Second Supplemental Indenture on the date first above written.

CANDIAN PACIFIC RAILWAY LIMITED
As Guarantor

By:/s/ Mark Erceg
Name: Mark Erceg
Title: Executive Vice President and
Chief Financial Officer

By:/s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title: Vice President and Treasurer

CANDIAN PACIFIC RAILWAY COMPANY
As Guarantor

By:/s/ Mark Erceg
Name: Mark Erceg
Title: Executive Vice President and
Chief Financial Officer

By:/s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title: Vice President and Treasurer

[Signature Page for the Second Supplemental Indenture]

Doc#: US!: l 02523.39v2

THE BANK OF NEW YORK MELLON,
as Trustee

By: /s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Vice President

[Signature Page for the Second Supplemental Indenture]